Exhibit 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS THIRD QUARTER 2009 RESULTS

November 9, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced third quarter 2009 results of $0.30 per share, compared to $0.16 per share reported in the third quarter of 2008. The $0.30 per share reported for the third quarter of 2009 includes a negative $0.04 per share special charge resulting from repair related expenses incurred by Maritech during the quarter. All financial data in the text portion of this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended September 30, 2009 were $254.0 million versus $249.1 million in the third quarter of 2008. Total gross profit was $62.8 million in the third quarter of 2009 versus $43.7 million in the third quarter of 2008. Income before discontinued operations was $22.8 million in the third quarter of 2009 versus $12.1 million in the comparable period of 2008. Net income was $22.7 million in 2009’s third quarter versus $11.7 million in 2008’s third quarter.

Consolidated results per share from continuing operations for the third quarter of 2009 were earnings of $0.30 with 76.1 million weighted average diluted common shares outstanding versus earnings of $0.16 with 76.3 million weighted average diluted common shares outstanding in the third quarter of 2008.

Divisional pretax earnings (loss) from continuing operations in the third quarter of 2009 versus the third quarter of 2008 were, Fluids Division: $5.8 million in 3Q 2009 and $1.9 million in 3Q 2008; Offshore Services: $40.3 million in 3Q 2009 and $9.8 million in 3Q 2008; Maritech: $(7.2) million in 3Q 2009 and $1.8 million in 3Q 2008; Production Testing: $2.9 million in 3Q 2009 and $8.1 million in 3Q 2008; and, Compressco: $5.3 million in 3Q 2009 and $8.0 million in 3Q 2008.

 Financial data aggregating the first nine months of 2009, and financial data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Stuart M. Brightman, President and Chief Executive Officer, stated, “The third quarter of 2009 was another excellent quarter for TETRA. Our strong results were driven by another record quarterly earnings performance by our Offshore Services segment and continued strong performances by several of our other businesses. We ended the third quarter with a cash balance of $8.4 million and long-term debt of $414.2 million, significantly below our projected peak long-term debt level, but slightly higher than our June 30, 2009 long-term debt position. This modest increase in long-term debt is predominately due to timing of capital expenditures, and the magnitude of Maritech’s decommissioning expenditures. We anticipate a reduction in debt during the fourth quarter, and we expect to end the year below the $400 million target debt level which was announced in our February 10 press release.

“During the third quarter, our Fluids Division reported a sequential quarterly decrease in revenue and gross margins associated with the normal seasonal decline in our European calcium chloride business. The balance of the Division performed at a level similar to its second quarter performance, although activity levels increased both in our Gulf of Mexico (GOM) operations, and in our Brazilian operations. Our onshore fluids business declined in connection with slower activity and weaker pricing during the third quarter. As we go forward, we are encouraged by the trends experienced during the third quarter in the GOM and Brazil. We delivered fluids to Brazil under our previously announced Petrobras contract during the third quarter, and we expect those deliveries to continue in the fourth quarter. We continue to believe that Brazil offers strong growth opportunities for the Fluids Division. In addition, we continue to believe that future growth in the GOM will be focused toward deepwater services, as evidenced by our recent increase in activity in that area.

“Our Offshore Services segment reported another record-setting quarter for the period ended September 30. This large increase beyond the record set in the second quarter is attributable to a convergence of several factors. We continue to do very well with repair work on structures that suffered damage during Hurricane Ike. This activity, which was robust during the second quarter, has further increased during the third quarter. The success of the Offshore Services segment in this area derives from a combination of projects secured on a discrete service basis and an integrated service basis. Offshore Services continues to experience strong demand in connection with risk mitigation activities undertaken by our major customers. Favorable weather in the third quarter did not disrupt this backlog of work. The level of performance required to produce these stellar third quarter results also required exceptional operational execution. I am particularly proud of this segment’s continued success in executing work, and of the very favorable response we’ve received from our customer base. As we enter the fourth quarter, we expect to see a lower level of activity in the Offshore Services segment due to seasonal weather disruptions. However, despite these reduced activity levels, we believe that the Offshore Services segment may yield higher results than the segment’s typical fourth quarter operating performance, given the downed structure work currently planned and backlogged.

“Maritech reported a pre-tax operating loss of $7.2 million in the third quarter. This loss was caused primarily by $5 million of repair related expenses associated with the 2008 hurricanes. Production in the third quarter was an average 44.9 MMCFE/day compared to an average 57.1 MMCFE/day in the second quarter of 2009. This decrease in production was caused by several fields being shut-in due to downstream pipeline problems. During the fourth quarter, we expect to resume production on a portion of our East Cameron (EC) 328 property which was damaged during Hurricane Ike. We anticipate this will result in fourth quarter production at a rate similar to our average third quarter production.

“During October, we entered into a settlement with respect to Maritech’s insurance litigation under which we will receive approximately $40 million in cash during the fourth quarter of 2009. As a result of the timing of the settlement and the scheduled payment during the fourth quarter, the full amount of the proceeds will be reflected as a credit to earnings in the fourth quarter.

“In the Production Testing segment, third quarter domestic testing activity and profit margins were relatively flat versus the second quarter. We believe that these results may indicate a stabilization in activity and pricing, and we are cautiously optimistic that domestic activity will increase modestly in connection with improving natural gas prices. Internationally, our testing business continued to perform well in our existing markets. We will continue to redeploy assets and target capital spending toward our strong international markets.

“Compressco experienced a minor decrease in activity during the third quarter compared to the second quarter of 2009. This decrease was driven primarily by a continued slow-down in activity in the domestic market. However, Compressco continues to grow internationally, and international markets will continue to be an area of focus for us. The combination of the slower domestic market with the solid international market, while being slightly lower than the second quarter, resulted in a continuation of the excellent margins reported by this business. Compressco’s continued concentration on cost reduction and international growth will be a key focus as we move forward.

           “In conclusion, we are very pleased with our third quarter performance, highlighted again by the results in our Offshore Services segment. Offshore Services continues to benefit from the cumulative impact of our efforts over the last several years in improving execution and marketing, as well as from further integration of our previous acquisitions. Furthermore, we are beginning to believe that we have seen the bottom of the downward trend in the domestic markets for our fluids and testing businesses, both in activity and pricing. Our major capital investment, the calcium chloride facility in El Dorado, Arkansas, is expected to start commercial production in the fourth quarter. Looking forward, we believe we are very well positioned for long-term success in all of our businesses, and we will continue to focus on cash flow and liquidity,” concluded Brightman.

    TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected benefits from our cost reduction initiatives, expected benefits from the settlement of insurance claims, expected results of operational business segments for 2009, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$50,889	$65,399	$176,789	$229,049
Offshore Division
Offshore Services	131,482	84,341	271,783	215,219
Maritech	43,319	51,887	129,939	184,868
Intersegment eliminations	(11,574)	(8,417)	(40,600)	(14,336)
Offshore Division total	163,227	127,811	361,122	385,751
Production Enhancement Division
Production Testing	19,070	31,365	61,976	92,899
Compressco	20,960	24,735	67,528	71,341
Production Enhancement Division total	40,030	56,100	129,504	164,240
Eliminations and other	(171)	(211)	(245)	(396)
Total revenues	253,975	249,099	667,170	778,644

Gross profit
Fluids Division	10,236	10,440	40,439	46,090
Offshore Division
Offshore Services	45,800	13,857	75,374	29,832
Maritech	(5,813)	(1,285)	(8,662)	26,034
Intersegment eliminations	1,120	(244)	546	303
Offshore Division total	41,107	12,328	67,258	56,169
Production Enhancement Division
Production Testing	4,309	10,521	15,452	31,978
Compressco	7,919	11,037	25,631	30,786
Production Enhancement Division total	12,228	21,558	41,083	62,764
Eliminations and other	(798)	(618)	(2,248)	(1,841)
Total gross profit	62,773	43,708	146,532	163,182

General and administrative expense	24,230	25,641	71,253	78,762
Operating income	38,543	18,067	75,279	84,420

Interest expense, net	2,969	4,217	9,557	12,966
Other expense (income)	1,687	(5,316)	61	(4,547)
*Income before taxes and discontinued operations (A)	33,887	19,166	65,661	76,001
Provision for income taxes	11,075	7,048	22,269	26,372
Income before discontinued operations	22,812	12,118	43,392	49,629
Loss from discontinued operations, net of taxes (A)	(150)	(461)	(393)	(1,868)
Net income	$22,662	$11,657	$42,999	$47,761

*Income before taxes and discontinued operations
Fluids Division	5,800	1,895	19,169	24,306
Offshore Division
Offshore Services	40,250	9,793	62,630	17,237
Maritech	(7,158)	1,814	(9,403)	26,757
Intersegment eliminations	1,120	(243)	622	303
Offshore Division total	34,212	11,364	53,849	44,297
Production Enhancement Division
Production Testing	2,850	8,127	15,931	25,885
Compressco	5,277	8,039	17,850	22,680
Production Enhancement Division total	8,127	16,166	33,781	48,565
Corporate overhead (includes interest)	(14,252)	(10,259)	(41,138)	(41,167)
Total	33,887	19,166	65,661	76,001

	Three Months Ended		Nine Month Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.30	$0.16	$0.58	$0.67
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.03)
Net income	$0.30	$0.15	$0.57	$0.64

Weighted average shares outstanding	75,013	74,613	74,973	74,388

Diluted per share information
Income before discontinued operations	$0.30	$0.16	$0.58	$0.65
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.02)
Net income	$0.30	$0.15	$0.57	$0.63

Weighted average shares outstanding	76,060	76,316	75,490	75,874

Depreciation, depletion and amortization (B)	$37,445	$50,393	$114,322	$134,192

(A) Information presented for each period reflects TETRA’s Process Services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2009 and 2008 includes asset impairments and oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	September 30, 2009	December 31, 2008
	(In Thousands)
Cash	$8,423	$6,032
Accounts receivable, net	236,419	225,491
Inventories	118,657	117,731
Other current assets	64,086	86,059
PP&E, net	843,587	807,466
Other assets	143,935	169,845
Total assets	$1,415,107	$1,412,624

Current liabilities	$222,851	$212,481
Long-term debt	414,183	406,840
Other long-term liabilities	223,057	277,482
Equity	555,016	515,821
Total liabilities and equity	$1,415,107	$1,412,624

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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